Exhibit 10.9
EMPLOYMENT AND RELEASE AGREEMENT
     Effective this 7th day of November, 2005, (the “Effective Date”), Dean Foods Company, together with each of its subsidiaries and affiliates, (hereinafter collectively referred to as the “Company”) and Barry Fromberg (the “Executive”) agree and represent as follows:
     WHEREAS, the Executive has decided to retire, and the Executive and the Company desire a smooth transition;
     WHEREAS, the Company and the Executive have agreed on a transition plan to allow the Executive to complete certain projects and responsibilities for the Company and to allow the Company to begin searching for Executive’s replacement and the Executive has agreed to remain employed to facilitate this transition;
     WHEREAS, the Executive has agreed to remain in his position until his successor is selected and until the Company’s 2005 financial statements are finalized, but in no event later than April 1, 2006.
     WHEREAS, the parties agree and wish to ensure that they have amicably resolved and settled all possible differences, claims, or matters pertaining to, arising from, or associated with Executive’s employment with the Company and subsequent retirement;
     THEREFORE, the parties mutually agree to enter into this Employment and Release Agreement (the “Agreement”) and agree as follows:
     1. Employment
            (a) Employment Term. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ the Executive as its Chief Financial Officer, and the Executive agrees to continue to perform the duties associated with that position diligently and to the reasonable satisfaction of the Company’s Chief Executive Officer from the Effective Date until April 1, 2006 (the “Employment Term”). The Executive will devote his full business time, attention and energies to the business of the Company during the Employment Term. The Executive will report to the Chief Executive Officer of the Company and will comply with the policies and guidelines established by the Company from time to time.
            (b) Compensation. During the Employment Term, the Company will pay the Executive at his current base salary rate of $435,000 per year, payable biweekly or semi-monthly in accordance with the payroll practices of the Company in effect from time to time. The Executive shall also, during the Employment Term be eligible to participate in the bonus program the Company makes available to similarly situated executives from time to time. The Executive’s Target Bonus percentage under the program shall continue to be 65%. All of the Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Executive and the Company agree that, during the Employment

Term, the Executive will not be eligible for any further equity grants or other new incentive benefits other than those he currently has a right to receive.
            (c) Executive Benefits. Beginning on the Effective Date and thereafter during the Employment Term, the Company will provide to the Executive such fringe benefits, perquisites, paid time off and other benefits that the Company provides to its similarly situated executives. The Company will reimburse the Executive for reasonable out-of-pocket business expenses incurred and documented in accordance with the policies of the Company in effect from time to time.
            (d) Termination. During the Employment Term, the Company may terminate this Agreement only with Cause (as defined below) by giving 15 days written notice of termination to the Executive. If the Executive voluntarily terminates his employment before April 1, 2006, or the Company terminates the Executive’s employment with Cause, the Company will have no obligation to pay the Executive the compensation described in section 4 or any other compensation except as required by state or federal law.
            (e) “Cause.” “Cause” means the Executive’s (i) willful and intentional material breach of this Agreement, which results in material injury (monetary or otherwise) to the Company (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive’s duties, which has caused material injury (monetary or otherwise) to the Company, (iii) material violation of the Company’s Code of Ethics, or (iv) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall be grounds for a determination of “Cause” for purposes of this Agreement unless the Board or the Chairman of the Board provides to the Executive (a) written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes “Cause” and (b) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board prior to a final decision by the Board.
     2. Retirement. The parties acknowledge that the Executive will resign his employment and any officer or director position he holds with the Company or any of its affiliates, effective April 1, 2006 (the “Retirement Date”). After the Retirement Date, the Executive agrees to make himself available to assist the Company concerning any transition issues that may arise and/or to answer any questions his successor may have regarding the Company’s financial statements or financial accounting practices and procedures. As set forth more fully below and in consideration for the execution of this Agreement, including but not limited to the Executive’s agreement to continue in his position until the Retirement Date, the Executive’s agreement to assist with transitional issues after the Retirement Date, the mutual release and waiver of all claims described more fully in section 9 hereof and the Executive’s agreement to comply with the terms of sections 6 and 7 of this Agreement, the Executive shall receive payments and consideration described in section 4
     3. Final Paycheck and Paid Time Off and/or Vacation Pay. The Company and the Executive agree that the Executive shall receive all earned but unpaid salary and unused paid time off (which includes vacation pay) through the Retirement Date as required by state law.

     4. Payments and Other Consideration.
            (a) The Company shall pay and provide the Executive the following amounts and items:
                        (1) Cash Payments. Provided the Executive delivers to the Company a Release and Waiver in substantially the same form as section 9 below, this Agreement has not been terminated for Cause by the Company and the Executive has not revoked the Agreement, the Company agrees to pay and provide the following cash, less applicable taxes required to be withheld and any authorized deductions, and other consideration, which the Executive acknowledges he is not otherwise entitled to receive, as follows:
                                    a. October 15, 2006 (2 Years Base Salary) — $870,000
                                    b. October 15, 2006 (2 Years Target Bonus) — $565,500
                                    c. October 15, 2006 (Benefit Advance) — $24,000
                                    d. April 15, 2006 (Payment for Unvested Equity) — All options and stock units previously granted to the Executive and not yet vested as of April 1, 2006 will be cancelled on that date. On or before April 15, 2006, the Company will make a cash payment to the Executive that is intended to compensate the Executive for the value of the stock options and stock units (“SUs”) that were previously granted and were scheduled to vest at any time after April 1, 2006 through 2008 (“Unvested SUs”), all as summarized on Schedule A attached hereto. For unvested options, the amount of such payment will be calculated by multiplying the difference between the Market Price (as defined below) of the Company’s stock and the strike price of the associated option, times the number of shares underlying such options. If the strike price is above the Market Price, no payment will be made for those “under water” options. For the Unvested SUs scheduled to vest during the period after April 1, 2006 through 2008, the amount of such payment will be equal to the Market Price of the Company’s stock times the numbers of such Unvested SUs. For purposes of this Agreement, the Market Price will be the highest closing price of the Company’s common stock during the thirty (30) trading days through and including March 31, 2006. The parties hereby agree that for purposes of determining which SUs are scheduled to vest during the period after April 1, 2006 through 2008, in the event that on or before April 1, 2006, the Stock Performance Target is achieved under Section 2(b) of the Restricted Stock Unit Award Agreement for any SU grant, then such all SUs for such grant that are unvested shall be deemed to vest during the period after April 1, 2006 through 2008.
                                    e. On October 15, 2006, the Company will make a cash payment to the Executive in an amount equal to three (3) times the amount of the matching contribution that the Company paid or will pay into the Executive’s 401(k) account for calendar year 2005.

                                    f. March 15, 2007 (Pro-rated 2006 Bonus) — The Executive’s pro-rated target bonus for the 3 months of his employment in 2006 based on the Company’s existing incentive bonus program. The bonus will be calculated as follows: 2006 Base Salary x Target Bonus Percentage x Payout Factor x 3/12. The parties understand and acknowledge that the Executive’s pro-rated 2006 Bonus, if any, will be calculated and paid in the same manner and fashion as for other similarly situated executive vice presidents of the Company.
                                    g. The Executive will also be eligible to receive payments under the Company’s Supplemental Executive Retirement Plan for all compensation earned or paid through the Retirement Date, including all payments to be made in 2007 for compensation earned in 2006. The Executive will receive supplemental payments in the same manner, and amount and at the same time as other similarly situated executives.
                        (2) Equity. The Executive and the Company acknowledge that the options to purchase shares of common stock of the Company and SUs of the Company previously granted to Executive will continue to vest in accordance with their terms until April 1, 2006. All such options which are currently vested or which are scheduled to vest before April 1, 2006 may be exercised in accordance with their terms at any time after such vesting and on or before the sixtieth (60th) day following the April 1, 2006. The terms of the stock plans and award agreements will continue to be in effect and are incorporated into this Agreement by reference. The Company, on behalf of the Executive, will file a Form 4 — Statement of Changes in Beneficial Ownership of Securities pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) within two (2) business days of the cancellation of Executive’s stock options and SUs pursuant to this paragraph 4(a)(1)(d). The Company, on behalf of the Executive, will also file a Form 4 when appropriate to indicate that the Executive is no longer a reporting person or “insider” subject to the obligations of Section 16 of the Exchange Act.
                        (3) Employee Benefits.
                                    a. Health, Vision and Dental Benefits. The Executive’s current health, dental and vision coverage will terminate effective on the Retirement Date. The Executive may elect COBRA continuation coverage pursuant to the COBRA materials that have been or will be provided to Executive by the Company through a third-party service provider under separate cover.
                                    b. Other Welfare Benefits. The Executive may elect, at the Executive’s own expense, conversion of any other welfare benefits to the extent such conversion is available to similarly situated employees of the Company. Executive acknowledges that, following the Retirement Date, the Executive has no right to continued participation as an employee of the Company in any Company-sponsored benefit plans, other than as set forth in this Agreement.

                                    c. Retirement Plans. The Executive shall be deemed fully vested in all Company sponsored retirement plans as of the Retirement Date. The Executive may make any additional contributions into any Company-sponsored retirement plan, including any 401(k) plan, prior to April 1, 2006, and the Company will contribute to any Company-sponsored retirement plan on Executive’s behalf with respect to any amounts paid to Executive for services performed on or before the Retirement Date according to the terms of the applicable plan. Executive understands and agrees that Executive may not make any additional contributions into any Company-sponsored retirement plan, including any 401(k) plan, nor will the Company contribute to any Company-sponsored retirement plan on Executive’s behalf with respect to any amounts paid to Executive other than for services performed on or before the Retirement Date. Executive acknowledges that Executive’s rights to distributions of funds held on Executive’s behalf in any Company-sponsored retirement plan, including any non-qualified deferred compensation plan, will continue to be governed by such plan, with the terms of such plan or plans incorporated into this Agreement by reference.
                                    d. Executive Stock Purchase Participation. Prior to the Retirement Date, Executive will be eligible to purchase Company stock through the Company’s Employee Stock Purchase Plan (“ESPP”). The Executive shall be deemed fully vested in all shares purchased under the ESPP as of the Retirement Date, including the discounted portion of the purchase price. The Executive understands and agrees that after the Retirement Date, Executive will not be eligible to purchase Company stock through the Company’s Employee Stock Purchase Plan (“ESPP”). Executive acknowledges that Executive’s rights to distribution of any stock previously purchased under the ESPP will continue to be governed by such plan, with the terms of such plans incorporated into this Agreement by reference.
                                    e. Annual Physical. The Company will provide Executive with an annual physical conducted by the Cooper Clinic in 2006 and 2007, such physical to be of the same type and extent as for other similarly situated executive vice presidents of the Company and at the Company’s expense.
                                    f. Other Benefits. Executive acknowledges that Executive is waiving Executive’s rights, if any, to continued participation in any other Company-sponsored benefit plans, other than as stated in this Agreement. For the avoidance of doubt, through March 31, 2006, the Executive shall continue to participate in the Company’s Post-2004 Executive Deferred Compensation Plan and shall receive all contributions under such plan with respect to that period.
            (b) Executive acknowledges that the cash payments to be paid by the Company pursuant to subsections 4(a)(1) and 4(a)(2) will be reported to the Internal Revenue Service and other appropriate taxing authorities as income and will be subject to withholding to the extent required by law.
            (c) Executive hereby acknowledges that the payments under subsection 4(a)(1) and 4(a)(2) do not entitle Executive to, and Executive specifically waives any rights to, any and all Company vacation, paid-time off, and bonuses including, but not limited to, holiday, merit, or performance bonuses after the Retirement Date, except as otherwise provided herein.
            (d) The Executive consents to and agrees that the Company may offset from the payments under subsections 4(a)(1) and 4(a)(2) any business expenses or other debts owed by the Executive to the Company that have not been reconciled to the Company’s satisfaction, and the cost of any Company property that has not been returned by Executive to the Company, as of the date of execution of this Agreement.
     5. Property of the Company. The Executive hereby agrees to return and will certify that he has returned any and all computer programs and/or data disks, files, records, or information of any sort with regard to such confidential information, trade secrets, or any other business of the Company. The Executive further agrees to return and will certify that Executive has returned all other property of the Company to the Company, including vehicles or all keys, security passes or other means of access to the Company’s plants or other facilities. Notwithstanding the foregoing, the Executive shall be entitled to retain his personal computer, cell phone, Blackberry wireless device and related equipment.
     6. Nondisparagement. The Company and the Executive agree that neither party will make or cause to be made any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the other party.
     7. Restrictive Covenants.
            (a) No solicitation of employees. The Executive agrees that during the term of this Agreement and for a period of twenty four (24) months following the Retirement Date, the Executive will not, either directly or indirectly, induce or encourage any employees of Company to terminate their relationship with Company in order to join any company or enterprise with which the Executive is affiliated, whether as an employee, consultant, stockholder, director or otherwise, without prior written consent of the Company’s Chief Executive Officer.
            (b) No solicitation of customers. The Executive agrees that during the term of this Agreement and for a period of twenty four (24) months following the Retirement Date, the Executive will not: approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way, with any customer or broker of the Company to convince such customer or broker to change or alter the customer’s or broker’s existing or prospective contractual terms and conditions with the Company. The Executive may request that the Company waive this restriction; however, the Company will have sole discretion as to whether this restrictive covenant will be waived.
            (c) Nondisclosure and Confidentiality. The Executive covenants not to use or impart to any other person, corporation, or entity any trade secrets or confidential information that he has acquired while an employee of the Company, except as may be required by law or judicial process. The Executive agrees and acknowledges that such matters include, but are not limited to certain personnel, business, financial, technical and other proprietary information and materials, as well as any sales, marketing, financial data, or strategic planning information that relates to any business activities of the Company, its subsidiaries and affiliates. The Executive further agrees that, in the event it appears that he will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, he will notify the Company in writing immediately upon his receipt of a subpoena or other legal process.
     8. Remedies. The Executive acknowledges that the Company is engaged in a highly competitive business and that the trade secrets and confidential information referred to in section 7 above are of great significance in the various markets in which it is active. The Executive further agrees that the restrictions contained in section 7 above are reasonable and necessary in order to protect the good will and legitimate business interests of the Company and that any violation thereof would result in irreparable injury to the Company. The Executive further acknowledges and agrees that, in the event of any violation thereof, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction temporary, preliminary, and/or permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Additionally, in the event that the Executive breaches any of the covenants and restrictions contained in section 7 of this Agreement, the Company shall have the right to immediately cease making further payments provided for by this Agreement and shall have the right to collect the amounts previously paid to the Executive. The Executive agrees that the exercise of such rights by Company shall not make this Agreement or any release contained herein void or voidable. In any action to enforce this Agreement, the prevailing party shall be awarded all reasonable attorney’s fees and costs.
     9. Mutual Release and Waiver of All Claims. The Executive, and for his heirs, executors, and assigns, does hereby discharge and release the Company, its predecessors and affiliates, including but not limited to Dean Foods Company, its shareholders, representatives, agents, associates, servants, employees, attorneys, officers, directors, trustees, successors and assigns, from any and all liability or responsibility for all grievances, disputes, actions, and claims at law or equity, sounding in contract or tort, whether under any state or federal statutory or common law, arising out of or related in any way to the Executive’s employment with and termination from employment with the Company, including but not limited to claims for wrongful discharge, unlawful discrimination, retaliation, breach of contract (express or implied), intentional or negligent infliction of emotional distress, negligence, defamation, duress, fraud, or misrepresentation, any violation of the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Texas Labor Code, any claim based upon the Dean Foods 401(k) Plan or deferred compensation plan maintained on behalf of the Company’s employees, the laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, other than those benefits enumerated herein or those benefits to which Executive is entitled by law. In addition, the Executive represents that no incident has occurred during his employment with the Company that could form the basis for any claim by his against the Company for any work-related injury.

     The Company, for itself, its predecessors, successors and assigns, does hereby discharge and release the Executive from any and all liability or responsibility for all grievances, disputes, actions, and claims at law or equity, sounding in contract or tort, and whether under any state or federal statutory or common law, arising out of or related in any way to the Executive’s employment with and termination from employment with the Company, including but not limited to claims for breach of contract (express or implied), intentional or negligent infliction of emotional distress, negligence, defamation, duress, fraud, or misrepresentation, the laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government.
     10. Effect of Release and Waiver. The effect of this Agreement is to waive and release any and all claims, demands, actions, or causes of action that the Executive and the Company may now or hereafter have against the other for any liability, whether known or unknown, vicarious, derivative, or direct. The Executive’s and the Company’s waivers and releases include but are not limited to any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, accrued vacation leave benefits, past and future employee benefits (except to which there is vested entitlement or as provided for herein) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to the Executive’s employment by the Company or the termination of such employment. This release does not apply to any claims that may arise after the date the Executive and the Company execute this Agreement.
     11. Agreement as to Section 409A. Although the Company and the Executive believe that the payments made and benefits provided pursuant to sections 4(a)(1) and 4(a)(2) of this Agreement will not be considered to be subject to Section 409A of the Internal Code of 1986, as amended (the “Code”), the parties agree to cooperate to revise and amend this Agreement in order to satisfy the Code in order to prevent the imposition of any excise taxes.
     12. No Duplication. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to benefits or payments hereunder for more than one position with the Company. If the Executive is entitled to any benefit for termination under any other plan or policy of the Company or any notice or payment in lieu of any notice of termination of employment required by federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice and in lieu of any such payment due under any such plan or policy of the Company.

     13. Notice. The Executive understands and agrees that he:
            (a) Has had a full twenty-one (21) days within which to consider this Agreement before executing it.
            (b) Has carefully read and fully understands all of the provisions of this Agreement.
            (c) Is, through this Agreement, releasing the Company from any and all claims Executive may have against the Company, including claims under the Age Discrimination in Employment Act of 1967.
            (d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.
            (e) Knowingly and voluntarily intends to be legally bound by the same.
            (f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Executive’s choice prior to executing this Agreement.
            (g) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.
            (h) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
     14. Notice. Company understands and agrees that it:
            (a) Has carefully read and fully understands all of the provisions of this Agreement.
            (b) Is, through this Agreement, releasing the Executive from any and all claims Company may have against the Executive;
            (c) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.
            (d) Knowingly and voluntarily intends to be legally bound by the same.
            (e) Has consulted with an attorney of Company’s choice prior to executing this Agreement.
     15. Miscellaneous.
            (a) This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith; it may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement. The parties shall continue to be bound by the Indemnity Agreement, dated as of February 21, 2003, between them, which agreement is hereby ratified and confirmed.
            (b) Except as specifically provided above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns [whether such succession is, in the case of the Company, direct or indirect by purchase, merger, consolidation, change in control or otherwise].
            (c) The parties, by signing this Agreement, acknowledge that they each have been afforded an opportunity to review this Agreement with an attorney or other advisers of their choice, that they have read and understand this Agreement, and that they have signed this Agreement knowingly, voluntarily, and without any form of duress or coercion.
            (d) By signing below, the parties acknowledge that they have the authority to do so, and such authority has not been delegated or assigned.
            (e) This Agreement is made pursuant to and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the state of Texas without regard to the law of conflicts.
     16. Signatures and Counterparts. To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth opposite their signatures. This Agreement may be executed in counterparts. A facsimile of this Agreement and signatures shall be as effective as an original.

Executive
/s/ Barry Fromberg

Barry Fromberg

Date:	November 7, 2005

Company
/s/ Robert Dunn

Title:	Senior Vice President-Human Resources

Date:	November 7, 2005

ACKNOWLEDGMENT
     I, Barry Fromberg, hereby acknowledge that on November 7, 2005, I received the Release Agreement (the “Agreement”) for my review and consideration.
     I also acknowledge that the Company has advised me to consult with an attorney before executing the Agreement, which is a legal document. I understand that I have twenty-one (21) days from the date above to execute the Agreement. Further, I understand that, should I decide to execute the Agreement, I may revoke my acceptance of this Agreement within seven (7) days following the execution and that the release provision and all other provisions of the Agreement will not become effective or enforceable until the revocation period has expired.
     Finally, I understand that I will be receiving from the Company a notice regarding the continuation of health, vision, and dental benefits (COBRA notice) and that I must elect continuation coverage and return my election form to the Company in order to continue such benefits.

/s/ Barry Fromberg	November 7, 2005
Barry Fromberg	Date

ACKNOWLEDGMENT AND WAIVER
     I, Barry Fromberg, as evidenced by my signature below, acknowledge and understand that by signing the Release Agreement (the “Agreement”) with the Company, sooner than twenty-one (21) days following my receipt of the Agreement, I am knowingly and voluntarily waiving my right to consider the Agreement for twenty-one (21) days and accept such lesser time as I utilized. I promise and guarantee that neither the Company, nor its parent corporation, nor any of its subsidiaries, affiliates, employees, agents or representatives, induced this waiver of the full twenty-one (21) day period by fraud, misrepresentation or a threat to withdraw or alter the Agreement before the expiration of the twenty-one (21) day period.
     I understand that I have until seven (7) days following the date of my signing of the Agreement to revoke the Agreement by delivering a signed, written revocation to a representative of the Company’s Human Resources Department.

/s/ Barry Fromberg	November 7, 2005

Barry Fromberg	Date

Unvested Options

		Shares Vesting
Grant Date	Type	2007	2008	Total	Strike Price

1/13/2004	ISO	1,069		1,069	$26.3199
1/13/2004	NQ	15,597		15,597	$26.3199
1/13/2004	NQ	2,874		2,874	$26.3199
1/13/2004	ISO	197		197	$26.3199

Sub-total 2004 Grant		19,737	—	19,737

1/7/2005	ISO	2,093	3,139	5,232	$26.8941
1/7/2005	NQ	16,574	15,527	32,101	$26.8941
1/7/2005	NQ	3,118	3,119	6,237	$26.8941
1/7/2005	ISO	321	322	643	$26.8941

Sub-total 2005 Grant		22,106	22,107	44,213

Total Unvested Options		41,843	22,107	63,950

Unvested SU’s

1/13/2004	SU	3,200	3,200	6,400	$—
1/13/2004	SU	590	590	1,180	$—

1/7/2005	SU	4,100	4,100	8,200	$—
1/7/2005	SU	756	756	1,512	$—

Total Unvested SU’s		8,646	8,646	17,292

SU’s Subject to Acceleration

		Accelerated Vesting
						Acceleration
Grant Date	Type	2006	2007	Total	Strike Price	Target Price

1/13/2004	SU	3,200		3,200	$—	$37.85
1/13/2004	SU	589		589	$—	$37.85

1/7/2005	SU		8,200	8,200	$—	$38.89
1/7/2005	SU		1,510	1,510	$—	$38.89

Total SU’s Subject to Acceleration		3,789	9,710	13,499